Exhibit 23.1

ACSBAcquavella, Chiarelli, Shuster, Berkower & Co., LLP
517 Route One	1 Penn Plaza
Iselin, New Jersey 08830	36th Floor
Tel: 732.855.9600	New York, NY 10119
Fax: 732.855.9559	212.786.7510
www.acsbco.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on amended Form S-1 for China Pediatric Pharmaceuticals, Inc. of our report dated March 30, 2010, relating to the consolidated balance sheets of China Pediatric Pharmaceuticals, Inc. as of December 31, 2009 and 2008 and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2009 and 2008, which appears in such Registration Statement.

Respectfully submitted,

/s/ Acquavella, Chiarelli, Shuster, Berkower & Co., LLP

New York, N.Y.
July 12, 2010